Exhibit 99.3

Alere Inc.

LETTER TO REGISTERED HOLDERS

AND DEPOSITORY TRUST COMPANY PARTICIPANTS

Regarding Its Offer to Exchange

6.500% Senior Subordinated Notes Due 2020

Registered under the Securities Act of 1933, as amended

For

Any and All of Its Outstanding

6.500% Senior Subordinated Notes Due 2020

Issued on May 24, 2013 in a Transaction Exempt

from Registration under the Securities Act of 1933, as Amended

                    , 2013

To Registered Holders and Depository Trust Company (“DTC”) Participants:

Alere Inc., a Delaware corporation (the “Issuer”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated                     , 2013 (as amended and supplemented from time to time, the “Prospectus”) and the related Letter of Transmittal and the instructions thereto (which, together with the Prospectus, constitutes the “Exchange Offer”), up to $425.0 million aggregate principal amount of its 6.500% Senior Subordinated Notes due 2020 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding 6.500% Senior Subordinated Notes due 2020 that were issued on May 24, 2013 in a transaction exempt from the registration requirements of the Securities Act (the “Old Notes”). As set forth in the Prospectus, the terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will not contain the terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes.

The Exchange Offer provides a procedure for holders to tender the Old Notes by means of guaranteed delivery.

The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time (the “Expiration Time”), on                     , 2013 (the “Expiration Date”), unless the offer is extended to a later time or date, in which case the Expiration Time and Expiration Date shall be such later time and date, respectively. Tenders may be withdrawn, subject to the procedures described in the Prospectus, before the Expiration Time if such Old Notes have not previously been accepted for exchange pursuant to the Exchange Offer.

For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee as quickly as possible, enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2013;

2.	Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients;

3.	Notice of Guaranteed Delivery; and

4.	A form of letter which may be sent to your clients for whose account you hold Old Notes or book-entry interests representing Old Notes in your name or in the name of your nominee, with space provided for obtaining the client’s instructions with regard to the Exchange Offer.

Your prompt action is required. Please furnish copies of the enclosed materials to your clients as quickly as possible.

To participate in the Exchange Offer, a holder must either (a) complete, sign and date the Letter of Transmittal and deliver it to U.S. Bank National Association (the “Exchange Agent”) at the address set forth in the Letter of Transmittal and either (i) deliver to the Exchange Agent certificates representing the registered Old Notes in proper form for transfer, or (ii) cause a DTC Participant to make book-entry delivery of the Old Notes; or (b) cause a DTC Participant to tender such holder’s Old Notes to the Exchange Agent’s account maintained at DTC for the benefit of the Exchange Agent through DTC’s Automated Tender Offer Program (“ATOP”), including transmission of a computer-generated message whereby the beneficial holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against such beneficial holder (an “Agent’s Message”). By complying with DTC’s ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms, on behalf of itself and the beneficial owners of tendered Old Notes, that all provisions of the Letter of Transmittal, applicable to it and to such beneficial owners, have been complied with as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent.

Holders who wish to tender their Old Notes and (a) whose Old Notes are not immediately available or (b) who cannot deliver their Old Notes, the Letter of Transmittal or an Agent’s Message and any other documents required by the Letter of Transmittal to the Exchange Agent before the Expiration Time must tender their Old Notes according to the guaranteed delivery procedures set forth in the Prospectus under “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Based on interpretations by the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “SEC”) as set forth in certain interpretative letters to third parties in other transactions, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder which is an “affiliate” of the Issuer or any subsidiary guarantor of the New Notes within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended), without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder’s business and such holder is not engaging, does not intend to engage, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. See Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991), and Exxon Capital Holding Corporation, SEC No-Action Letter (available May 13, 1988).

Pursuant to the Letter of Transmittal, each holder of Old Notes will make certain representations to the Issuer. The “Instructions to Registered Holder or DTC Participant from Beneficial Owner” form (included in the enclosed Letter to Clients) contains an authorization by the beneficial owners of Old Notes for you to make such representations.

The Exchange Offer is not conditioned on any minimum aggregate principal amount of Old Notes being tendered, except that Old Notes may be tendered only in minimum denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof.

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Issuer will not be required to accept for exchange, or to exchange any Old Notes for any New Notes and may terminate the Exchange Offer (whether or not any Old Notes have been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the conditions described in the Prospectus under “The Exchange Offer — Conditions to the Exchange Offer,” shall have occurred or exist or shall not have been satisfied.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities laws.

Except for customary fees that the Issuer has agreed to pay the Exchange Agent, the Issuer will not pay any fee or commission to any broker or dealer or to any other persons in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer.

Any inquiries you may have with respect to the Exchange Offer may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at the following telephone number: (651) 466-7372.

Very truly yours,

ALERE INC.

Nothing contained herein or in the enclosed documents shall render you or any other person the agent of Alere Inc., U.S. Bank National Association, or any other person, or authorize you or any other person to use any document or make any statement or representation on their behalf in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained therein.